FIRST AMENDMENT

TO

2004 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT TO 2004 STOCK INCENTIVE PLAN (the "Amendment") is made and adopted, effective as of July 1, 2005 (the "Effective Date"), by CALLWAVE, INC., a Delaware corporation (the "Company"), with reference to the following facts.

RECITALS:

A. The Company previously adopted that certain 2004 Stock Option Plan dated effective April 27, 2004, (the "Option Plan"), and the stockholders and Board of Directors of the Company set aside thereunder One Million Seven Hundred Thousand (1,700,000) shares of Common Stock as of April 27, 2004, to permit certain additional administrative procedures in connection with the operation of the Option Plan.

B. Pursuant to the "evergreen" provisions of Section 5.1(b) of the Plan, the Board of Directors of the Corporation has approved the setting aside of an additional Nine Hundred Eighty-Nine Thousand Nine Hundred Thirty-three (989,933) shares of Common Stock under the Option Plan, and the Company is executing this Amendment in order memorialize that action.

AMENDMENT:

NOW, THEREFORE, the Company hereby amends the Option Plan as follows:

1.   INCREASE IN AUTHORIZED SHARES. Effective as of the Effective Date, the number of shares of Common Stock set aside under the Option Plan for the granting of options and issuance of shares of restricted stock thereunder is hereby increased by Nine Hundred Eighty-Nine Thousand Nine Hundred Thirty-three (989,933) shares, to a total of Two Million Six Hundred Eighty-nine Thousand Nine Hundred Thirty-three (2,689,933).

2.  MISCELLANEOUS. Except as expressly modified by this Amendment, the Option Plan is hereby ratified and confirmed and remains in full force and effect.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment, effective as of the "Effective Date" described above.

CALLWAVE, INC., a Delaware corporation

By
David F. Hofstatter
President and Chief Executive Officer